UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2014

Double Eagle Petroleum Co.

(Exact name of registrant as specified in its charter)

Maryland	001-33571	830214692
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2200, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) - 794-8445

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 24, 2014, pursuant to a private placement transaction (the “Private Placement”), the Company accepted subscription agreements from 28 accredited investors for 2,018,826 total shares of the Company’s common stock, for an aggregate purchase price of approximately $4,825,000. The Company plans to use the proceeds from the Private Placement to fund working capital needs, capital expenditures, acquisitions of interests in oil and natural gas assets, and for general corporate purposes. The shares were offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The Private Placement is more fully described in the press release attached as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 24, 2014, the Company announced that on March 31, 2014, Richard Dole, Chief Executive Officer, will cease to serve as the Chief Executive Officer of the Company and Mr. Dole’s employment under the Amended and Restated Employment Agreement, dated March 30, 2012, between the Company and Mr. Dole (the “Employment Agreement”) will terminate. Mr. Dole will continue to serve on the Board of Directors of the Company (the “Board”). In accordance with the Employment Agreement, following Mr. Dole’s termination, the Company will be obligated to pay Mr. Dole an amount equal to $678,000, payable over the 24-month period beginning on October 1, 2014, as well as continuing health care benefits for the 24-month period following the date of his termination.

(c), (d) and (e) On March 24, 2014, the Company appointed Charles F. Chambers, 63, as the Company’s Chief Executive Officer, effective April 1, 2014, and as Chairman of the Board, effective March 24, 2014. Mr. Chambers has spent 40 years in the upstream oil and gas business. From March 2012 to November 2013, he was the Managing Director of Castleton Commodities International LLC’s Oil & Gas Business, responsible for managing upstream business activities with a focus on building a domestic natural gas portfolio. From 2005 to 2008, Mr. Chambers held various positions at Rosetta Resources Inc., including Chief Executive Officer. Prior to Rosetta Resources Inc., Mr. Chambers served as Executive Vice President of Calpine Corporation and managed its acquisition efforts. Prior to joining Calpine, Mr. Chambers held positions at C&K Petroleum, Chambers Oil & Gas, Sheridan Energy and Grand Gulf Production.

In connection with Mr. Chamber’s appointment as Chief Executive Officer, the Company and Mr. Chambers will enter into an employment agreement effective April 1, 2014. Under his employment agreement, Mr. Chambers will receive an annual salary of $350,000. Upon a termination of Mr. Chambers’ employment (1) by the Company without cause, (2) by Mr. Chambers for good reason or (3) at the end of the term of the employment agreement as a result of the Company failing to extend the term, the Company will be obligated to pay Mr. Chambers his base salary for a 24-month period after his employment terminates and to continue his Company provided health care benefits for up to 24 months after his employment terminates and during that period reimburse him for the amount of premiums he is required to pay for such coverage in excess of the rates active employees of the Company pay for similar coverage. In the event of a change in control, if the Company terminates Mr. Chambers’ employment without cause or if Mr. Chambers terminates his employment with the Company for good reason, in each case during the 12-month period immediately following the change in control, the Company will be obligated to pay Mr. Chambers a lump sum payment in an amount equal to the sum of three times his base salary plus 100% of the total amount of cash bonuses granted to Mr. Chambers in his capacity as an employee of the Company during the 36 months preceding the date of the change in control. Under the Company’s annual incentive plan, Mr. Chambers will be eligible to receive a discretionary cash bonus based on the Board of Directors’ determination of the achievement of certain performance goals based on reserve growth and the price of the common stock of the Company. Mr. Chambers’ target bonus amount under the annual incentive plan will equal 100% of his base salary, although the Board could approve a smaller or larger bonus in its discretion.

On March 24, 2014, the Compensation Committee of the Board approved two restricted stock awards under the Company 2010 Stock Incentive Plan (the “Plan”), under which the Company granted Mr. Chambers an aggregate of 528,634 shares of restricted stock. One-third of the shares awarded will vest at the end of three years if Mr. Chambers is continuously employed by the Company during such period, and the remaining two-thirds of the shares awarded will vest at the end of three years if Mr. Chambers is continuously employed by the Company during such period and certain performance goals are achieved.

Mr. Chambers and the Company entered into a consulting agreement for the period beginning February 1, 2014 and ending March 31, 2014, pursuant to which the Company agreed to pay Mr. Chambers a fee of $10,000 and to reimburse Mr. Chambers for out-of-pocket expenses incurred by him in connection with the performance of his services under such agreement. In addition, the Company will reimburse Mr. Chambers for certain expenses incurred by him associated with identifying and evaluating assets and other activities for the benefit of the Company in an aggregate amount currently estimated to be $140,000.

Mr. Chambers does not have a family relationship with any director or other executive officer of the Company, and there are no relationships or related transactions between him and the Company that would be required to be reported.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 24, 2014, the Board adopted Articles of Amendment to its Articles of Incorporation changing its name to Escalera Resources Co. The Company filed Articles of Amendment with the State Department of Assessments and Taxation of Maryland implementing the change in the Company’s name, to be effective as of April 1, 2014. A copy of the Articles of Amendment is attached as Exhibit 3.1.

In addition, on March 24, 2014, the Board approved an amendment to the Company’s Second Amended and Restated Bylaws (the “Bylaws”), to be effective as of April 1, 2014.

The amendment to the Bylaws deleted any reference to “Double Eagle Petroleum Co.” and inserted “Escalera Resources Co.” in lieu thereof.

In addition, the amendment to the Bylaws added a new Section 16 to Article III (Board of Directors) of the Bylaws as follows:

“Section 16. Vice Chairman. The board of directors may elect a vice chairman of the board. The vice chairman of the board of directors, if one is elected, (i) shall not be deemed an officer of the corporation, (ii) may preside, or may direct that the chief executive officer or the president preside, at all meetings of the stockholders and at all meetings of the board of directors if the chairman of the board is not present, and (iii) shall exercise and perform such other powers as may be from time to time assigned to him or her by the board of directors or prescribed by these bylaws.”

All of the other provisions of the Bylaws shall remain in full force and effect.

The amendment to the Bylaws is attached as Exhibit 3.2.

Item 8.01. Other Events.

In connection with the Company’s name change, the Company’s symbol for its common stock trading on the NASDAQ Global Select Market will change to “ESCR” and the Company’s symbol for its preferred stock trading on the NASDAQ Global Select Market will change to “ESCRP,” each to be effective as of April 1, 2014.

On March 25, 2014, the Company issued a press release announcing the Private Placement, the name change of the Company, and the appointment of Charles F. Chambers as chief executive officer. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 3.1 –	Articles of Amendment to Articles of Incorporation

Exhibit 3.2 –	Amendment to the Second Amended and Restated Bylaws

Exhibit 99.1 –	Press Release, dated March 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUBLE EAGLE PETROLEUM CO.

Date: March 27, 2014	By:	/s/ Emily Maron
Name: Emily Maron
Title: Assistant Corporate Secretary